UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Diligent Board Member Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1385 Broadway, 19th Floor
New York, New York

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2015, AND ACCOMPANYING PROXY STATEMENT

On or about March 19, 2015, the proxy statement and notice of annual meeting of shareholders of Diligent Board Member Services, Inc., a Delaware corporation (the “Company”), were made available to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”).  The Annual Meeting will be held on April 28, 2015 at 11:00 a.m., New Zealand local time, at the Pullman Hotel, Corner of Princes and Waterloo Quadrant, Auckland, New Zealand.

This supplement updates the information contained in the proxy statement and is first being distributed to shareholders on or about April 10, 2015.   This supplement does not change the proposals to be acted on at the Annual Meeting, or the Board’s recommendations in relation thereto, which are described in the proxy statement and below.  Except as specifically supplemented or amended by the information contained in this supplement, all information set forth in the proxy statement continues to apply and should be considered in voting your shares.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING HOW TO VOTE. The Board unanimously recommends that the shareholders vote “For” the following matters at the Annual Meeting:

•                  the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board so that all directors that are voted on by the holders of the Company’s common stock are elected annually (Proposal 1);

•                  the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the maximum number of directors to eight (8) (Proposal 2);

•                  the approval of an amendment to the Diligent Board Member Services, Inc. 2013 Incentive Plan to increase the number of shares of common stock available by 7,000,000 shares (Proposal 3);

•                  re-election of the Board’s nominees, Alessandro Sodi and Mark Russell, as Class III Directors (Proposal 4); and

•                  ratification of the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2015 (Proposal 5).

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the proxy statement and notice of annual meeting, this supplement and a proxy card are available on the internet to the Company’s shareholders at http://www.edocumentview.com/DLBDF_mtg.

Appointment of Brian Stafford as President and Chief Executive Officer

On April 1, 2015, New Zealand Standard Time, the Company announced that Brian Stafford was appointed by the Board to serve as President and Chief Executive Officer (“CEO”) of the Company.  Alessandro Sodi, who has served the Company as CEO since its initial public offering in New Zealand, will remain with the Company as a member of the Board and has been appointed to serve as Founder and Chief Product Strategy Officer of the Company.

Prior to his appointment as the Company’s President and CEO, Mr. Stafford, age 38, served since September 2004 as a Partner at McKinsey and Company, a management consulting firm, starting and co-leading the company’s Growth Stage Technology and SaaS practices.  Mr. Stafford launched McKinsey & Co.’s SaaSradar, a SaaS performance benchmarking tool for 150 leading SaaS companies in 2013, and actively publishes on SaaS topics at SaaSradar.com.  Mr. Stafford has also served since 2014 as a venture advisor to Blue {Seed} Capital, an early-stage venture capital firm.  Prior to McKinsey & Co., Mr. Stafford was President and Chief Executive Officer of CarOrder, a software company spun off from Trilogy Software, from 1998 to 2002.  Mr. Stafford currently serves on the Board of Trustees of the Brooklyn Academy of Music, a position he has held since 2011.  Mr. Stafford holds a Bachelor of Applied Science degree in Economics from The Wharton School at the University of Pennsylvania and a Masters degree in Computer Science and Applied Mathematics from the University of Chicago.  There are no family relationships between Mr. Stafford and any director or executive officer of the Company.  Mr. Stafford does not have any reportable transactions under Item 404(a) of Regulation S-K.

As Founder and Chief Product Strategy Officer, Mr. Sodi will report directly to the President and CEO and be responsible for managing the Company’s research and development and the launch and implementation of the “Diligent Teams” product, among other duties.  Mr. Sodi’s biography is included in the proxy statement.

In connection with the appointment of Mr. Stafford as President and CEO, the Company, on March 31, 2015, New York time, entered into (i) an employment agreement with Mr. Stafford (the “Stafford Employment Agreement”) and (ii) an amendment with Mr. Sodi (the “Amendment”) to Mr. Sodi’s Employment Agreement, dated June 20, 2014 (the “Sodi Employment Agreement”).  The material terms of the Stafford Employment Agreement and the Amendment are summarized below under the heading “Employment Agreements” and include, among other terms, new equity awards under the Company’s 2013 Incentive Plan (the “2013 Plan”) to each of Mr. Stafford and Mr. Sodi covering up to 900,000 and 450,000 shares, respectively, of the Company’s common stock.  After giving effect to these new equity awards and other new employee awards subsequent to the date of the proxy statement, 90,262 shares of common stock remain available for grant under the 2013 Plan.  Pursuant to Proposal 3, as described in the proxy statement, we seek shareholder approval of an amendment to the 2013 Plan to increase the number of shares of common stock available for grant by 7,000,000 shares.

Stafford Employment Agreement

The Stafford Employment Agreement provides for, among other things:

•                  an indefinite term of employment as President and CEO, until terminated by either party pursuant to the terms of the Stafford Employment Agreement;

•                  duties commensurate with the position of President and CEO and as directed by the Board;

•                  an annual base salary of U.S. $500,000 per annum and an annual target bonus opportunity of not less than $500,000 (payable at one hundred percent attainment of performance targets to be approved by the Compensation Committee of the Board);

•                  for fiscal year 2015, a minimum bonus of at least $250,000, with such minimum amount payable ninety days after commencement of employment, and the remainder (if any) payable in 2016 within thirty days following completion of the Company’s annual financial audit, each payment being subject to Mr. Stafford’s continued employment with the Company at the time of payment; and

•                  a sign-on bonus of $100,000, payable ninety days after commencement of employment.

Upon commencement of employment, Mr. Stafford received a grant of 450,000 restricted share units (“RSUs”) (the “RSU Award”) covering the Company’s common stock pursuant to the Company’s 2013 Incentive Plan (the “2013 Plan”) and the grant of a performance-based RSU award for up to 450,000 shares of common stock pursuant to the 2013 Plan upon the achievement of performance goals (the “Performance Award”).  The RSU Award will vest in four equal installments, with the first installment vesting on December 31, 2015 and the remaining RSUs vesting on each anniversary of the Agreement beginning on the second anniversary, subject in each case to Mr. Stafford’s continued employment as of such dates.  The Performance Award will vest in installments of 112,500 shares of common stock upon the

Company achieving certain revenue targets ranging from $105 million to $200 million, as measured from the last twelve completed months prior to the end of a given completed fiscal quarter, subject to certification by the Compensation Committee (or a subcommittee thereof) that the revenue target has been attained.

In the event Mr. Stafford’s employment is terminated by the Company in certain circumstances without “cause” or by Mr. Stafford for “good reason”, as set forth in the Stafford Employment Agreement, in addition to then-accrued compensation, Mr. Stafford will be entitled to receive, subject to his execution of a release of claims and continued compliance with his restrictive covenants, an amount equal to his then current base salary plus $500,000, payable in equal installments over twelve months, and continuation of health coverage benefits for up to twelve months.  In addition, under the RSU Award, Mr. Stafford will be entitled to an additional twenty-four months of vesting.  In the event Mr. Stafford’s employment is terminated by the Company without cause or by Mr. Stafford for good reason during the six month period prior to a change in control (as defined in the Stafford Employment Agreement) in contemplation of such change in control, or during the six month period following a change in control, Mr. Stafford will be entitled to receive, in addition to then-accrued compensation and subject to his execution of a release of claims and continued compliance with his restrictive covenants, a payment equal to eighteen months of his then current base salary plus $750,000 and payment of health coverage benefits for up to eighteen months.  In addition, all shares that are not previously vested under the RSU Award and the Performance Award will vest.  Mr. Stafford will be subject to customary post-termination restrictive covenants in favor of the Company including confidentiality, non-competition and non-solicitation covenants.  Mr. Stafford entered into the Company’s standard form of indemnification agreement upon his commencement of employment.

Amendment to Sodi Employment Agreement

The Amendment to the Sodi Employment Agreement provides for, among other things:

•                  duties commensurate with the position of Founder and Chief Product Strategy Officer, including managing the Company’s research and development and the launch and implementation of the Diligent Teams product;

•                  in lieu of Mr. Sodi’s previous annual bonus entitlement (i) a one-time cash payment of $250,000 if the Company’s “Diligent Teams” product is released and commercially available on or prior to September 30, 2015 (the “Teams Launch Bonus”), payable in the calendar month following the month in which the “Diligent Teams” product is released, (ii) an annual cash bonus for fiscal year 2015 of an amount equal to 50% of Teams Bookings for fiscal year 2015, which amount shall not exceed $500,000 and will be payable in 2016 within thirty days following completion of the Company’s annual financial audit, and (iii) in the event that Teams Bookings exceed $1,000,000 in fiscal year 2016, an annual cash bonus for fiscal year 2016 of an amount equal to 25% of Teams Bookings for fiscal year 2016, which amount shall not exceed $1,000,000 and will payable in 2017 within thirty days following completion of the Company’s annual financial audit, each annual bonus being subject to Mr. Sodi’s continued employment with the Company at the time of payment and to certification by the Compensation

Committee (or a subcommittee thereof) that the applicable Teams Bookings target has been met;

•                  in lieu of Mr. Sodi’s previous severance terms, in the event Mr. Sodi’s employment is terminated by the Company without cause or by Mr. Sodi for good reason, in addition to then-accrued compensation, Mr. Sodi will be entitled to receive, subject to his execution of a release of claims and continued compliance with his restrictive covenants, (i) $850,000, and (ii) the Teams Launch Bonus (provided the “Diligent Teams” product is released and commercially available on or prior to September 30, 2015), and (iii) in the event of a change in control of the Company within six months following such termination without cause or for good reason, $425,000;

•                  in the event Mr. Sodi’s employment is terminated by the Company without “cause” or by Mr. Sodi for “good reason” (i) during the six month period prior to a change in control in contemplation of such change in control or (ii) on the date of or during the six month period following a change in control of the Company, in addition to then-accrued compensation, Mr. Sodi will be entitled to receive, subject to his execution of a release of claims and continued compliance with his restrictive covenants, a lump sum payment of $1,275,000;

•                  that Mr. Sodi may resign, with such resignation to being deemed a resignation for good reason under the Sodi Employment Agreement, or elect a Transition Period, as defined in the Sodi Employment Agreement, within six months of the date of the amendment, and shall receive compensation during the Transition Period at an annualized salary rate equal to $850,000; and

•                  amends the definition of a “Good Reason” resignation to include a resignation following a failure by the Board to nominate Mr. Sodi for re-election as a member of the Board at any annual meeting of shareholders during the term of the agreement.

On the date of the Amendment, Mr. Sodi received a grant of (i) 225,000 RSUs pursuant to the 2013 Plan (the “Sodi RSU Award”) and (ii) a performance-based RSU award for up to 225,000 shares of common stock pursuant to the 2013 Plan upon achievement of performance goals (the “Sodi Performance Award”).  The Sodi RSU Award will vest in four equal installments on each anniversary of the Amendment, subject to Mr. Sodi’s continued employment as of such dates.  Vesting is subject to acceleration in the event of (i) a termination without “cause” or for “good reason”, in which case a pro rata portion of the award will vest based on the number of full months Mr. Sodi was employed during the then-current vesting period or (ii) death, disability or a change in control while Mr. Sodi is employed by the Company or within six months following the date which Mr. Sodi’s employment is terminated without cause or he resigns for good reason (including a deemed resignation for good reason during the six month period following the effective date of the Amendment), in which case the entire Sodi RSU Award will vest.  The Sodi Performance Award will vest in installments of 56,250 shares of common stock upon the Company achieving certain revenue targets ranging from $105 million to $200 million, as measured from the last twelve completed months prior to the end of a given completed fiscal quarter, and vesting is subject to acceleration in the event that the Company consummates a change in control while Mr. Sodi is employed by the Company or within six months following the date which Mr. Sodi’s employment is terminated without cause or he resigns for good reason (including a deemed resignation for good reason within the six month period following the effective date of the Amendment).

Resignation of Mark Weldon from the Board of Directors

As previously disclosed, the Board was informed on August 4, 2014, that Mark Weldon had determined to resign from the Board as a consequence of accepting the position of Chief Executive Officer of Mediaworks New Zealand.  Mr. Weldon’s resignation became effective on April 9, 2015, New Zealand time (April 8, Eastern Daylight Time).  As previously disclosed, Mr. Weldon did not resign from the Board due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of Mr. Weldon’s resignation the Company does not comply with the requirement to have at least 2 Directors who are ordinarily resident in New Zealand. However, the Company has to date interviewed several potential candidates in New Zealand and expects to complete in-person interviews prior to the Annual Meeting. The Company expects that the Board will make an appointment shortly after the Annual Meeting pursuant to the Company’s Amended and Restated Bylaws, which director will stand for election by shareholders at the 2016 Annual Meeting.  Until the Board appoints a new director to replace Mr. Weldon, the Board has reduced its size to six (6) members.

Election and Appointment of Directors

Neither the Board’s appointment of Mr. Stafford as President and CEO and Mr. Sodi as Founder and Chief Product Strategy Officer nor Mr. Weldon’s resignation from the Board and its resulting decision to reduce the size of the Board to six (6) members pending the appointment of a new resident New Zealand director change the proposals to be acted upon by shareholders at the upcoming Annual Meeting, as described in the Proxy Statement.  Pursuant to Proposal 4 in the Proxy Statement, Mr. Sodi and Mark Russell remain the Board’s nominees for election as the Company’s Class III Directors, and the Board unanimously recommends that the shareholders vote “FOR” the re-election of each nominee as a Class III Director.

If the shareholders vote to approve Proposal 2 to amend the Company’s Amended and Restated Certificate of Incorporation to change the maximum number of directors to eight (8), the Board currently intends to appoint Mr. Stafford to fill the eighth seat, in which event Mr. Stafford will serve until and stand for election at the 2016 Annual Meeting of Shareholders.

Voting; Revocability of Proxies

This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement. As a shareholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting.  If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this supplement, you may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting.

If you were a shareholder of record at the close of business on March 6, 2015 (New York time) and 10 a.m. on March 7, 2015 (New Zealand time), you may change your vote or revoke your proxy at any time before it is exercised by:

•                  Submitting written notice of revocation or another proxy statement to our Corporate Secretary at Diligent Board Member Services, Inc., 1385 Broadway, 19th Floor, New York, New York 10018, Attn: Office of the Corporate Secretary (or the Company’s share registry, Link Market Services or the Company’s proxy advisory firm, Georgeson, Inc., as applicable and pursuant to the instructions set forth in the Proxy Statement) by no later than 11:00am on April 26, 2015 (New Zealand time) for shareholders of record outside the U.S. and 12:00pm on April 24, 2015 (New York time) for U.S. shareholders of record;

•                  Timely submitting a later-dated proxy statement (either in writing or through the internet); or

•                  Voting in person at the Annual Meeting.

If you hold your shares in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.